Exhibit 99.1

Volt Information Sciences Provides Update on Business Performance during the Fiscal First Quarter

New York, NY, March 28, 2013 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal first quarter ended January 27, 2013. The Company noted that due to the previously announced ongoing accounting review and anticipated restatement, all numbers presented in this release are estimates.

Staffing Services, which account for a majority of the Company’s total revenue, had approximately $471 million of revenue in the first quarter 2013 compared to approximately $478 million for the same period in 2012, a 1.5% decrease. The decrease for the first quarter was primarily the result of a decrease in associate vendor employees on assignment and a decreased level of technology consulting and outsourcing services.  These decreases were partially offset by increased revenue from an increase in contingent workers on assignment over the prior year, although at lower average bill rates. On average, approximately 32,100 U.S. staffing employees were on assignment in the quarter compared to approximately 31,500 in the first fiscal quarter of 2012.

Telecommunications Services reported close to break-even operating results in the first quarter of both 2013 and 2012 while a small operating profit was reported from other services for the first fiscal quarter 2013 compared to a small loss in the first fiscal quarter 2012. Results for the Computer Systems Segment will be reported after the ongoing accounting review and anticipated restatement is completed.

Liquidity

During the first fiscal quarter 2013, the Company disbursed approximately $15 million in connection with the restatement and related investigations, disbursed approximately $8 million in income tax payments, generated approximately $35 million from all other operating activities, decreased borrowings under the Company’s short-term financing program by approximately $10 million (to approximately $110 million) and used approximately $2 million for capital expenditures.  The Company’s restricted cash used as collateral for foreign currency borrowings and banking facilities remained unchanged at approximately $36 million.  The approximately $110 million drawn under the Company’s short-term financing program was subsequently increased to approximately $130 million in February 2013.

On January 27, 2013, the Company had cash and cash equivalents of approximately $26 million and an additional approximately $36 million of cash restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $40 million available from its short-term financing program. Excluding approximately $9 million of non-current debt, the Company’s consolidated borrowings were approximately $136 million at January 27, 2013, which included approximately $25 million of foreign currency borrowings used to hedge net investments in foreign subsidiaries that are fully collateralized by restricted cash, and approximately $110 million drawn under the $150 million short-term financing program.  The Company believes that it has sufficient liquidity to meet its business requirements at current levels.

VOLT INFORMATION SCIENCES, INC.

Condensed Statements of Cash Flows Unaudited,
Estimated (in Thousands)

	Three Months Ended
	January 27, 2013	January 29, 2012

Cash and cash equivalents at beginning of the period	$26,731	$44,568

Cash used in connection with restatement and related investigations	(15,183)	(10,170)
Net cash provided by all other operating activities	26,601	25,740
Net cash provided by operating activities	11,418	15,570

Net cash used in investing activities	(2,244)	(4,256)

Net cash restricted as collateral for borrowings	(24)	(1,337)
Net cash used in all other financing activities	(10,128)	(7,898)
Net cash used in financing activities	(10,152)	(9,235)

Net (decrease) increase in cash and cash equivalents	(978)	2,079
Cash and cash equivalents at end of the period	$25,753	$46,647

Supplemental information - Cash paid during the period for:
Interest	$708	$704
Income taxes	$8,204	$916

Note: Due to the ongoing accounting review and anticipated restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Borrowing and Cash Positions (in Thousands)
	January 27, 2013	October 28, 2012

Cash and cash equivalents	$25,753	$26,731
Cash restricted as collateral for borrowings	35,605	35,581
Short-term investments	5,783	5,611
Total cash, cash restricted for borrowings and short-term investments	$67,141	$67,923

Short-term borrowings, including current portion of long-term debt
Short-term financing program	$110,000	$120,000
Bank loans and other	25,825	25,727
Long-term debt, excluding current portion	8,831	9,123
Total short-term borrowings and long-term debt	$144,656	$154,850

Note: Due to the ongoing accounting review and anticipated restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available Company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2012, 2011, 2010, 2009 and 2008 annual financial statements, the restatement of stockholders’ equity as of the beginning of fiscal year 2008 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements is expected to result in changes to the Company’s financial statements for fiscal year 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2012, 2011, 2010, 2009 and 2008 Form 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2012, 2011, 2010, 2009 or 2008 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for such related periods.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic,” “confident,” “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921